Exhibit 10.1
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 9, 2006 (the “Effective Date”), by and between EMDEON CORPORATION, a Delaware corporation (the “Company”), and MARK FUNSTON (“Executive”).
          WHEREAS, the Company desires to employ Executive on a full-time basis on the terms described herein and Executive desires to be so employed by the Company;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
          1. Effectiveness of Agreement and Employment of Executive.
          1.1. Effectiveness of Agreement. The first day of your employment with the Company shall be November 13, 2006 (the “Employment Commencement Date”)
          1.2. Employment by the Company. The Company hereby employs Executive as Executive Vice President and Chief Financial Officer of the Company as of the Employment Commencement Date and Executive hereby accepts such employment with the Company. Executive shall report to the Chief Executive Officer, and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates collectively, “Affiliates”), as may be designated from time to time, by the Chief Executive Officer of the Company. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement; provided, however, that (i) Executive shall be permitted to transition from his current role as Interim CFO for the private company previously disclosed to the Company for a period of up to four weeks from the Employment Commencement Date and which transition services shall not require more than two business day per week and (ii) Executive shall be permitted to manage his personal, financial and legal affairs that may from time to time require insubstantial portions of his working time, but would not singularly or in the aggregate interfere or be inconsistent with his duties and obligations under this Agreement. In addition, Executive represents that he has resigned effective no later than the Employment Commencement Date from all service on any public companies’ Board of Directors (or committees thereof).
          1.3 Relocation. It is hereby agreed that that you and your family will move your primary residence to a location within 50 miles of the Company’s headquarters as promptly as practicable but no later than eleven months from the Employment Commencement Date; provided that you shall immediately report to the Elmwood Park, NJ office as of the Employment Commencement Date. To assist you with your relocation, the Company will provide you with the following relocation assistance (on an after tax basis to the extent such payments are includible in your taxable income): (i) reimbursement for commutation expenses for travel to/from Elmwood Park and your home in Maryland through the earlier of your relocation and the eleven month anniversary of the Employment Commencement Date upon presentment of receipts in accordance with the Company’s policies (the “Commuting Period”), (ii) reasonable temporary housing through the Commuting Period, (iii) reimbursement for all reasonable moving expenses of your household goods (packing, transporting and unpacking) and (iv) reimbursement or payment of expenses related to the sale of Executive’s existing home (broker commission, legal expense) upon submission of appropriate documentation. It is hereby understood that the Company shall not provide any assistance in connection with expenses incurred in connection with the purchase of the new residence. Your agreement to relocate is a material inducement to the Company’s entering into this Agreement and is a material provision of this Agreement.
          2. Compensation and Benefits.
          2.1. Salary. The Company shall pay Executive for services during the Employment Period a base salary at the annual rate of $375,000. Any and all increases to Executive’s base salary (as it may be increased, “Base Salary”) shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.
          2.2. Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus of up to 50% of Base Salary, the amount of which shall be determined in the sole discretion of the Compensation Committee. Such bonus, if any, shall be payable at such time as executive officer bonuses are paid generally so long as Executive remains in the employ of the Company on the payment date.
          2.3 Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave (but in no event less than 15 vacation days per year (pro rated for 2006)) of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.
          2.4. Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder.
          3. Employment Period.
          Executive’s employment under this Agreement shall commence as of the Employment Commencement Date, and shall terminate on the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 (the “Initial Employment Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party prior to the expiration of the Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods (as it may be so extended, the “Employment Period”).
          4. Options; Restricted Stock.
          4.1. Options. On the Employment Commencement Date, Executive shall be granted a nonqualified option (the “Option”) to purchase 180,000 shares of the Company’s common stock under the Company’s Amended and Restated 2000 Long Term Incentive Plan (the “Equity Plan”). The per share exercise price shall be the closing price of the Company’s common stock on the Employment Commencement Date and the Option shall vest, subject to Executive’s continued employment on the applicable vesting dates (except as set forth in Section 5), in four equal annual installments of 25% on each of the first anniversary of the Employment Commencement Date, the second anniversary; the third anniversary and the fourth anniversary of the Employment Commencement Date. The Option will have a term of ten years, subject to earlier expiration in the event of the termination of Executive’s employment. Subject to the terms of this Agreement, the Option shall be evidenced by the Company’s standard form of option agreement.
     4.2 Restricted Stock. On the Employment Commencement Date, Executive shall be granted 60,000 shares of restricted stock (the “Restricted Stock”) under the Equity Plan. The Restricted Stock shall vest and the restrictions thereon lapse in the same percentage and at the same times as described above with respect to the Option, subject to Executive’s continued employment on the applicable vesting dates (except as set forth in Section 5). Subject to the terms of this Agreement, the Restricted Stock shall be evidenced by the Company’s standard form of restricted stock agreement.
          5. Termination.
          5.1. Termination by the Company for Cause. (a) Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination.
          (b) For purposes of this Agreement, the term “Cause” shall mean any of the following:
          (i) Executive’s bad faith in connection with the performance of his duties or his willful failure to follow the lawful instructions of the Chief Executive Officer, the Board or the Audit Committee, following written notice from the Board of Directors of the Company or its designee detailing the specific acts and a twenty (20) day period of time to remedy such failure;
          (ii) Executive’s engaging in any willful misconduct, violence or threat of violence that is, or is reasonably likely to be, injurious to the Company (or any of its Affiliates) or any misconduct relating to any previous service or employment which could reasonably be expected to reflect negatively upon the Company or otherwise impair or impede its operations;
          (iii) Executive’s material breach of a policy of the Company, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of the Company or its designee detailing the specific breach and a twenty (20) day period of time to remedy such breach;
          (iv) Any material breach by Executive of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of the Company or its designee detailing the specific breach and a twenty (20) day period of time to remedy such breach; or
          (v) Executive’s commission of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.
          5.2. Permanent Disability; Death. If during the term of this Agreement, Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period (“Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event the Company terminates Executive’s employment as a result of his Permanent Disability or death, Executive or Executive’s estate shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 5.4 (subject to the provisos and conditions set forth therein); provided, however, that the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event that Executive’s employment with the Company is terminated by the Company pursuant to this Section 5.2.
          5.3. Resignation by the Executive. Executive may voluntarily resign from his employment with the Company, provided that Executive shall provide the Company with thirty (30) days’ advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination.
          5.4. Termination by the Company Without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause, the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):
     (i) The continuation of his Base Salary, as severance, for a period (the “Applicable Period”) of one year from for each completed year of service with the Company, provided that the Applicable Period shall in no event be less than one year or more than three years (payable in accordance with the third sentence of Section 2.1) and provided further that in the event that such a termination occurs following a Change of

Control of the Company (as defined in the Equity Plan) prior to the second anniversary of the Employment Commencement Date, the Applicable Period shall be no less than two years, provided that the Base Salary for the first six months of the Applicable Period shall be paid to Executive in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided further that such delay in payment will not apply to the extent that guidance issued under Section 409A allows payment to be made when otherwise due without subjection the Executive to additional taxes under Section 409A;
     (ii) If Executive timely elects to continue his health insurance pursuant to COBRA, the Company shall pay that portion of the premium that it pays for active employees with similar coverage during the Applicable Period, but in no event longer than 18 months or, if earlier, until such time as Executive is eligible for comparable coverage with a subsequent employer; provided that Executive shall pay the amount of the employer portion of the applicable premiums for the first six months of the Severance Period, which amount will be reimbursed to him in a lump sum at the end of such six-month period, provided further that the Executive shall not be required to pay the employer portion of the premiums for the first six months of the Severance Period to the extent that guidance under Section 409A allows such premiums to be paid by the Company without subjecting the Executive to additional taxes under Section 409A. Executive shall promptly notify the Company if he becomes eligible for comparable coverage; and
     (iii) The Option shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company through the next vesting date applicable to the Option, provided that if Executive’s employment is terminated by the Company without Cause following the completion of two years of service, the Option shall remain outstanding and continue to vest through the next two applicable vesting dates (to the extent not vested at the time of termination).
     (iv) That portion of the Restricted Stock that would have vested on the next vesting date following the date of termination shall be deemed vested on the date of termination and the portion of such restrictions shall lapse, provided that if Executive’s employment is terminated by the Company without Cause following the completion of two years of service, that portion of the Restricted Stock that would have vested on the next two applicable vesting dates (to the extent not vested at the time of termination) shall vest and the restrictions thereon shall lapse.
provided, however, that the continuation of such salary and benefits and the continued vesting and exercisability of the Option and acceleration of the Restricted Stock shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 5.1 of this Agreement (including any breach of the covenants contained in Section 6 below).
     5.5 Liquidated Damages. Executive acknowledges that the payments and benefits under Section 5 resulting from a termination of Executive’s employment with the Company are in lieu of any and all claims that the Executive may have against the Company (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may require that the Executive execute and not revoke a release of claims in a form provided by the Company as a condition to Executive’s the receipt of such payments.
          6. Restrictive Covenants.
          6.1 Confidentiality. Executive understands and acknowledges that in the course of his employment and as a result of signing this Agreement, he will be granted access to and will learn information that is proprietary to, or confidential to the Company and its Affiliates that concerns the operation and methodology of the Company and its Affiliates and that provides the Company with a competitive advantage, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, knowhow and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), and customer and employee information (collectively, “Proprietary Information”). Proprietary Information shall include all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Executive agrees that, at all times (including following termination of this Agreement), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (a) was already available to the public at the time of disclosure, or subsequently become available to the public, otherwise than by breach of this Agreement, or (b) was the subject of a court order for Executive to disclose, provided that Executive give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure. Upon any termination of this Agreement, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.
          6.2 Restrictions on Solicitation. In order to protect the Company’s Proprietary Information, during the period beginning on the Effective Date and ending on the two year anniversary of the date of cessation of the employment of the Executive for any reason whatsoever (the “Restricted Period”), Executive shall not, directly or indirectly, without the prior written approval of the Company:
          (a) solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company or its Affiliates, or in any other way interfere with the Company’s or an Affiliate’s employment or contractual relations with any of its employees or independent contractors, nor will Executive solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company or an Affiliate at any time during the one year period immediately prior to the termination of Executive’s employment with the

Company;
          (b) call upon or solicit, on behalf of a Competitive Business (as hereinafter defined), any existing or prospective (with whom Executive has had contact during the last 12 months of his employment) client, or customer of the Company, nor will Executive attempt to divert or take away from the Company the business of any such client or customer.
          6.3 Restrictions on Competitive Employment. (a) During the Restricted Period, Executive shall not (as principal, agent, employee, consultant or otherwise), anywhere in the United States, directly or indirectly, without the prior written approval of the Company, engage in, or perform duties for, a Competitive Business. Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than 2 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.
          (b) For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company and its Affiliates presently conduct their businesses throughout the United States. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company and its Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this Section 6.3 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.
          6.4 Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 6.
          6.5 Assignment of Developments. Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that Executive, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during his employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and he hereby assigns to the Company all of his rights, titles, and interest in and to all such Developments, if any. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to him concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of his employment with the Company.
          6.6 Competitive Business. Executive acknowledges that a “Competitive Business” shall mean any of the following: (i) any enterprise engaged in establishing electronic linkages between individual healthcare providers, patients, payors (including, without limitation, insurance companies, HMO’s, pharmacy benefits management companies, and/or self-insured employer groups), pharmacies, laboratories and/or other participants in the healthcare industry for the purpose of facilitating or conducting financial, administrative and/or clinical communication and/or transactions; (ii) any enterprise engaged in developing, selling or providing a consumer or physician Internet healthcare portal or interactive online personal health management products; (iii) any enterprise engaged in developing, manufacturing and distributing proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications; and (iv) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also materially engaged, or with regard to which it has developed material plans to be engaged, so long as Executive is involved in such business or is involved in the planning of such planned business on behalf of the Company or one of its affiliates.
          6.7 Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all third-parties that Executive services or proposes to service while employed by the Company are doing business with the Company and not with Executive personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that Executive will inevitably have to draw on such information were Executive to solicit or service any of the third-parties on his own behalf or on behalf of a Competitive Business.
          6.8 Nondisparagement. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its Affiliates or any of their respective directors, officers or employees.
          6.9 Remedies. Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. Executive further acknowledges and agrees that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.
          7. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:
(1)	if to the Company:

Emdeon Corporation River Drive Center 2 669 River Drive Elmwood Park, New Jersey 07407-1361 Telecopier No.: (201) 703-3401 Attention: General Counsel

(2)	if to the Executive at the address specified in the personnel files of the Company.
Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.
          8. Miscellaneous.
          8.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:
          (i) No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.
          (ii) Executive, during his employment, shall use his best efforts to disclose to the Chief Executive Officer and the General Counsel of the Company in writing or by other effective method any bona fide information known by him and not known to the Chief Executive

Officer and the General Counsel of the Company that he reasonably believes would have any material negative impact on the Company or any of its Affiliates.
          8.2 Entire Agreement. This Agreement and the agreement evidencing the Option contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.
          8.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.
          8.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 5.2 shall pass upon the Executive’s death to Executive’s executor or administrator.
          8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          8.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.
          8.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          8.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.
     8.9 Section 409A. Any payments required to be paid to Executive pursuant to this Agreement during the first six months following the termination of Executive’s employment shall be paid to Executive in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided that such delay in payments will not apply to the extent that guidance issued under Section 409A allow payments to be made when otherwise due without subjecting the Executive to additional taxes under Section 409A.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMDEON CORPORATION
By:	/s/ Lewis H. Leicher
	Name:	Lewis H. Leicher
	Title:	Senior Vice President

EXECUTIVE
/s/ Mark D. Funston
Mark Funston